Granite Falls Energy, LLC
15045 Highway 23 SE P.O. Box 216 Granite Falls, MN 56241-0216
Phone: 320-564-3100 Fax: 320-564-3190

The Board of Governors of Granite Falls Energy, LLC (the “Company”) decided to make a cash distribution of $300.00 per membership unit to its unit holders of record as of October 27, 2011 for a total distribution of $9,196,800.00. The Company expects the distribution to be made on or prior to December 15, 2011, subject to bank approval.